Exhibit 10.1

Execution Version

Funko, Inc.

2802 Wetmore Avenue

Everett, WA 98201

April 15, 2019

Mr. Russell Nickel

c/o Funko, Inc.

2802 Wetmore Avenue

Everett, WA 98201

Re:	Transition and Release of Claims Agreement

Dear Russell:

This letter agreement (this “Letter Agreement”), entered into on the date first set forth above (the “Effective Date”), sets forth the understanding by and between you and Funko, Inc. (collectively with its direct and indirect subsidiaries, and any successor(s) thereto, the “Company”), regarding the cessation of your employment with the Company and the transition of your role as Chief Financial Officer of the Company to your successor.

1.    Separation Date and Transition Services.

a. Your active employment with the Company will terminate on December 31, 2019 (or such earlier date upon which you resign your employment or your employment is terminated by the Company for Cause) (the “Separation Date”) and, as of the Separation Date, you will cease to be an employee, officer and director of the Company and its direct and indirect subsidiaries. Notwithstanding the foregoing, you hereby agree that you will hereby resign any offices or directorships you may hold at the Company and its subsidiaries prior to the Separation Date if and as requested by the Company. Until the Separation Date, that certain Employment Agreement by and between the Company and you, dated as of October 20, 2017 (the “Employment Agreement”) will continue to control with respect to your salary, benefits and other matters with respect to your employment with the Company; provided that you agree that during the period beginning on the Effective Date and ending on the Separation Date you will (i) subject to Section 1b., below, continue to perform your duties as Chief Financial Officer of the Company, consistent with past practices, unless otherwise requested by the Board of Directors of Funko, Inc. (the “Board”), (ii) use your reasonable best efforts to (a) advance the interests of the Company and facilitate the successful transition of your responsibilities to the individual who succeeds you as Chief Financial Officer in whatever reasonable capacity may be requested by the Board, consistent with your position as Chief Financial Officer or your position as Special Advisor (as defined in Section 1b., below), as the case may be, (b) retain and develop employees in the Company’s Finance and Accounting functions, and (iii) communicate a message consistent with the Board’s direction to key employees, investors, analysts, customers, suppliers, and other relevant third parties. You acknowledge and agree that you hereby resign as (x) Chief Financial Officer, effective as of the earlier of (i) the Separation Date and (ii) the Transition Date (as defined below), (y) an employee of the Company and all of its subsidiaries, effective as of the Separation Date, and (z) from all other offices, directorships, committees and positions of employment you may hold at the Company and its subsidiaries, effective as of the Separation Date (or such earlier date as requested by the Board).

Your services described above are herein referred to, collectively, as the “Transition Services.”

b. In the event the date on which your successor as Chief Financial Officer of the Company commences employment with the Company (the “Transition Date”) occurs prior to the Separation Date, then, as of the Transition Date, you shall cease to serve as Chief Financial Officer of the Company and, during the period beginning on the Transition Date and ending on the Separation Date, you shall serve as an employee advisor to the Company (with the title of “Special Advisor”). During the period in which you serve as Special Advisor, the salary and benefits you were eligible to receive immediately prior to the Transition Date shall continue in effect and you shall continue to provide the Transition Services described in Section 1a., above.

2.    Transition Benefits. In addition to any payments and benefits due to you pursuant to Section 7.05(a) of the Employment Agreement, you will, subject to (and in consideration for) your satisfactory provision of the Transition Services through the Separation Date (as reasonably determined in good faith by the Board), your execution and non-revocation of the Waiver and Release of Claims Agreement attached hereto as Exhibit A (the “Release”) and your continued compliance with the restrictive covenants (as described in Section 3 below), be entitled to receive (i) the payments and benefits set forth in Section 7.05(b) of the Employment Agreement, which shall be subject to the terms of the Employment Agreement and, for the avoidance of doubt, will consist of (a) continued base salary for 12 months following the Separation Date (the “Transition Payment Period”), which equals an aggregate amount of $400,000, less applicable withholdings, and (b) reimbursement during the Transition Payment Period of the Company-paid portion of premium payments, as if you had remained an active employee, for any COBRA coverage that you timely elect, which shall be payable monthly; and (ii) (a) a prorated 2019 annual bonus based on actual individual and Company achievement targets as determined by the Board, which shall be payable within 30 days following the Separation Date, and (b) accelerated vesting of the following outstanding equity awards held by you, each of which, to the extent such award has not otherwise theretofore become vested, shall become vested on the Separation Date: (x) 78,350 options in Funko, Inc., awarded to you on June 27, 2018 under the Company’s 2018 Executive Compensation Plan, and (y) 8,620 restricted stock units, awarded to you on June 27, 2018 under the Company’s 2018 Executive Compensation Plan (the payments and benefits set forth in (i) and (ii), collectively, the “Transition Benefits”). Other than the equity awards described in the immediately preceding sentence, and any that may vest in accordance with their terms prior to the Separation Date, all Company equity-based compensation awards held by you will be forfeited.

3.    Restrictive Covenants. You acknowledge that the Company is providing you with the Transition Benefits in material part in consideration for your reaffirmation of your prior agreement to comply with the restrictive covenants set forth in Sections 5 and 6 of the Employment Agreement and that no payment will be made, and no acceleration of vesting shall occur, following the date that you first violate any of the provisions of Sections 5 or 6 of the Employment Agreement.

4.    Release. The Transition Benefits are contingent upon and subject to your execution and non-revocation of the Release following the Separation Date in accordance with Sections 7.05(b) of the Employment Agreement and the terms herein, and you agree to sign and be bound by the Release which will be considered an integral part of this Letter Agreement.

5.    Entire Agreement. This Letter Agreement sets forth the entire agreement between you and the Company with respect to the subject matter set forth herein and supersedes and replaces any and all prior oral or written agreements or understandings between you and the Company with respect to the subject matter hereof; provided, that, for the avoidance of doubt, (a) you will retain your rights under the terms of the Employment Agreement, except to the extent such terms result in duplication of compensation or benefits to you, and (b) the provisions of the Employment Agreement which by their terms survive termination of employment (including, without limitation, the restrictive covenants set forth in Sections 5 and 6 of the Employment Agreement) will remain in full force and effect in accordance with their terms (as may be amended by this Letter Agreement). This Letter Agreement may be amended only by a subsequent writing signed by both parties. You represent that you have signed this Letter Agreement knowingly and voluntarily.

[signature pages follow]

Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement and Exhibit A thereto in their entirety; fully understand and agree to their terms and provisions; will comply with the restrictive covenants set forth in Sections 5 and 6 of the Employment Agreement; and intend and agree that this Letter Agreement is final and legally binding on you and the Company. All payments described in this Letter Agreement will be subject to the withholding of any amounts required by federal, state or local law. This Letter Agreement will be governed and construed under the internal laws of the State of Washington and may be executed in several counterparts.

Very truly yours,

/s/ Andrew Perlmutter
Andrew Perlmutter
On behalf of Funko, Inc.

Signature Page to Transition and Release of Claims Agreement

Agreed, Acknowledged and Accepted as of the first date set forth above:

/s/ Russell Nickel
Russell Nickel

Signature Page to Transition and Release of Claims Agreement

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS AGREEMENT

In exchange for the transition payments and benefits provided to me (the “Transition Benefits”) pursuant to that certain Letter Agreement, dated as of [        ], 2019, by and between Funko, Inc. (“Company”) and Russell Nickel (the “Employee”) (this “Agreement”) the Employee freely and voluntarily agrees to enter into and be bound by this Waiver and Release of Claims Agreement (this “Release”).

1. General Release. The Employee, on his own behalf and on behalf of his spouse, child or children (if any), heirs, personal representative, executors, administrators, successors, assigns and anyone else claiming through him (the “Releasors”), hereby releases and discharges forever Funko, Inc., and its affiliates, and each of their respective past, present or future parent, affiliated, related, and subsidiary entities and each of their respective past, present or future directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, equityholders, members, representatives, predecessors, successors and assigns, and all Persons acting by, through, under or in concert with them (hereinafter collectively referred to as the “Released Parties”), from and against all liabilities, claims, demands, liens, causes of action, charges, suits, complaints, grievances, contracts, agreements, promises, obligations, costs, losses, damages, injuries, attorneys’ fees and other legal responsibilities (collectively referred to as “Claims”), of any form whatsoever (whether or not relating to Employee’s employment with the Company), including, but not limited to, any claims in law, equity, contract or tort, claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Employee and the Company or any of the other Released Parties, and any claims under the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Sarbanes-Oxley Act of 2002, the Securities Act of 1933, the Securities Exchange Act of 1934 (the “Exchange Act”), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Genetic Information Nondiscrimination Act of 2008, the Worker Adjustment and Retraining Notification Act of 1988, the Delaware Discrimination in Employment Act, the Delaware Persons with Disabilities Employment Protection Act, the Delaware Whistleblowers’ Protection Act, the Delaware Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, Delaware’s social media law, the Washington Industrial Welfare Act, the Washington Minimum Wage Act, the Washington Wage Payment Act, the Washington Wage Rebate Act, the Washington Law Against Discrimination and the Washington Leave Law, as each may have been amended from time to time, or any other federal, state or local statute, regulation, law, rule, ordinance or constitution, or common law, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, that the Employee or any of the Releasors now possess or have a right to, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Release, and without limiting the generality of the foregoing, from all claims, demands and causes of action based upon, relating to, or arising out of: (a) this Agreement; (b) that certain Employment Agreement, dated as of October 20, 2017, by and among the Company and the Employee (the “Employment Agreement”), or Employee’s employment or other relationship with any of the Released Parties or the termination thereof; and (c) the Employee’s status as a holder of securities of any of the

Released Parties. This Release includes, but is not limited to, all wrongful termination and “constructive discharge” claims, all discrimination claims, all claims relating to any contracts of employment, whether express or implied, any covenant of good faith and fair dealing, whether express or implied, and any tort of any nature. This Release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, benefits, compensatory, liquidated or punitive damages and attorneys’ fees. The Employee acknowledges and reaffirms Employee’s obligations under the Employment Agreement, including but not limited to Sections 5 and 6 thereof.

2.    Covenant Not To Sue. The Employee represents and covenants that he has not filed, initiated or caused to be filed or initiated any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding against the Company or any of other the Released Parties. Except to the extent that such waiver is precluded by law, the Employee further promises and agrees that he will not file, initiate or cause to be filed or initiated any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding based upon, arising out of or relating to any Claim released hereunder, nor shall the Employee participate, assist or cooperate in any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding regarding any of the Released Parties relating to any Claims released hereunder, whether before a court or administrative agency or otherwise, unless required to do so by law.

3.    Exclusions. Notwithstanding the foregoing, the Employee does not release his rights to receive the Transition Benefits or any right that may not be released by private agreement. In addition, this Release will not prevent the Employee from (i) filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) or (ii) reporting possible violations of federal law or regulation to, otherwise communicating with or participating in any investigation or proceeding that may be conducted by, or providing documents and other information, without notice to the Company, to, any Governmental Agency or entity, including in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, as each may have been amended from time to time, or any other whistleblower protection provisions of state or federal law or regulation. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies; provided, however, that the Employee acknowledges and agrees that any Claim by him, or brought on his behalf, for damages in connection with such a charge or investigation filed with the Equal Employment Opportunity Commission would be and hereby is barred.

4.    No Assignment. The Employee represents and warrants that he has made no assignment or other transfer, and covenants that he will make no assignment or other transfer, of any interest in any Claim that he may have against any of the Released Parties.

5.    Indemnification of Released Parties. The Employee agrees to indemnify and hold harmless the Released Parties, and each of them, against any loss, claim, demand, damage, expenses or any other liability whatsoever, including reasonable attorneys’ fees and costs, resulting from: (i) any breach of this Release by him or his successors in interest; (ii) any assignment or transfer, or attempted assignment or transfer, of any Claims released hereunder; or (iii) any action or proceeding brought by him or his successors in interest, if such action or proceeding arises out of, is based upon, or is related to any Claims released hereunder. This indemnity does not require payment as a condition precedent to recovery by any of the Released Parties.

6.    Acknowledgments. The Employee acknowledges that the Company delivered this Release to him on [_____], 2019. The Employee agrees that the Company has advised him to consult with an attorney before executing this Release. The Employee agrees that he has had the opportunity to consult with counsel, if he chose to do so, and that the Employee has had a sufficient and reasonable amount of time to read and consider this Release before executing it. The Employee acknowledges that he is responsible for any costs and fees resulting from his attorney reviewing this Release. The Employee agrees that he has carefully read this Release and knows its contents, and that he signs this Release voluntarily, with a full understanding of its significance, and intending to be bound by its terms. The Employee acknowledges that the provision of the Transition Benefits is in exchange for the promises in the Release and is not normally available under Company policy to employees who resign or are terminated by the Company, and that, but for his execution of this Release, he would not be entitled to receive the Transition Benefits. The Employee further acknowledges that the provision of the Transition Benefits does not constitute an admission by the Released Parties of liability or of violation of any applicable law or regulation. The Company and its affiliates expressly deny any liability or alleged violation and state that the Transition Benefits are being provided solely for the purpose of compromising any and all claims of the Employee without the cost and burden of litigation.

7.    ADEA Provisions. The Employee understands that this Release includes a release of claims arising under ADEA. The Employee acknowledges and agrees that he has had at least 21 days after the date of his receipt of this Release (such period, the “Consideration Period”) to review this Release and consider its terms before signing this Release and that the Consideration Period will not be affected or extended by any changes, whether material or immaterial, that might be made to this Release. The Employee further acknowledges and agrees that he understands that he may use as much or all of such 21-day period as he wishes before signing, and warrants that he has done so. The Employee may revoke and cancel this Release in writing at any time within seven days after his execution of this Release (such seven-day period, the “Revocation Period”) by providing notice of revocation to Melisah Burke at melisah@funko.com. This Release shall not become effective and enforceable until after the expiration of the Revocation Period; after such time, if there has been no revocation, this Release shall immediately be fully effective and enforceable.

8.    Consequences of Breach or Revocation. The Employee agrees that, notwithstanding anything to the contrary in this Release, in the event that he breaches any of the terms of the Release, or revokes the Release pursuant to Section 7, he shall forfeit the Transition Benefits and reimburse the Company for any portion of the Transition Benefits that have already been paid, and, in the event of such a breach, he shall reimburse the Company for any expenses or damages incurred as a result of such breach.

9.    Severability. If any provision of the Release is declared invalid or unenforceable, the remaining portions of the Release shall not be affected thereby and shall be enforced.

10.    Governing Law: Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Delaware

IN WITNESS WHEREOF, the undersigned has signed and executed this Release on the date set forth below as an expression of his intent to be bound by the foregoing terms of this Release.

Date: